Exhibit 99.1

Protagonist Therapeutics Reports Third Quarter 2016 Financial Results and

Provides Corporate Update

•	Upsized Initial Public Offering in August 2016, Raising Gross Proceeds of $93M

•	Successful Completion of Phase 1 Study for Lead Oral Peptide Drug Candidate, PTG-100

•	On Track to Initiate Phase 2b Study of PTG-100 in Moderate-to-Severe Ulcerative Colitis Patients by Year-End 2016

Milpitas, CA (November 14, 2016): Protagonist Therapeutics, Inc. (NASDAQ: PTGX) today reported its financial results for the quarter ended September 30, 2016 and provided an update on the company’s recent achievements.

“Protagonist has accomplished several important milestones since the start of 2016, including reporting encouraging results from the Phase 1 clinical trial of PTG-100 and the successful completion of our initial public offering,” said Dinesh V. Patel, Ph.D., Protagonist President and Chief Executive Officer. “The IPO has provided us with the financial resources needed to rapidly advance the development of our pipeline of innovative peptide therapeutics.”

“We anticipate commencing a Phase 2b trial for PTG-100 in ulcerative colitis by year-end 2016 and reporting full results by mid-2018. We are also planning to advance two additional peptide drug candidates into Phase 1 clinical testing in 2017. These include PTG-200, our oral IL-23 receptor antagonist for the treatment of Crohn’s disease, and PTG-300, an injectable Hepcidin mimetic, for iron overload disorders,” Dr. Patel concluded.

Recent Achievements

•	Completed IPO, upsizing from initial target of $70 million to $90 million, with total gross proceeds of $93 million including partial exercise of underwriters’ option to purchase additional shares. The company raised $83.6 million, net of underwriting discounts, commissions and offering costs, from the sale of 7.8 million shares of common stock.

•	Successfully completed a Phase 1 clinical trial of PTG-100, the company’s oral peptide alpha-4-beta-7 antagonist, in healthy volunteers in Australia. Clinical data from this study was presented at United European Gastroenterology Week, on October 17 in Vienna, Austria.

•	Received SBIR funding for development of injectable hepcidin mimetics for treatment of iron overload disorders.

•	Strengthened board of directors with appointment of William D. Waddill, Calithera Chief Financial Officer.

•	U.S. Investigational New Drug (IND) application submitted to support Phase 2 development of PTG-100 in ulcerative colitis is now active.

Third Quarter 2016 Financial Results

Research and development expenses were $5.6 million for the third quarter of 2016, compared to approximately $3.2 million for the same period of 2015, an increase of $2.4 million. The increase was primarily due to increased expenses for contract consultants, contract manufacturing and other activities for PTG-100 clinical trials and other product candidate studies, as well as increases in salaries and employee related expenses.

General and administrative expenses were $1.6 million for the third quarter of 2016 compared to $0.9 million for the same period in 2015, an increase of $0.7 million. The increase was primarily due to increased salaries and employee-related expenses and increases in professional fees.

Net loss for the quarter ended September 30, 2016 was $7.1 million or $0.87 per common share, compared to a net loss of $3.4 million or $12.79 per common share for the same period in 2015. As of September 30, 2016, Protagonist had approximately $98.5 million of cash and cash equivalents, short-term investments and short-term restricted cash.

About Protagonist Therapeutics

Protagonist Therapeutics is a clinical-stage biopharmaceutical company with a proprietary technology platform focused on discovering and developing peptide-based new chemical entities to address significant unmet medical needs. Its primary focus is on developing first-in-class oral peptide drugs that specifically target biological pathways also targeted by currently marketed injectable antibody drugs. Compared to injectable antibody drugs, Protagonist’s oral peptides offer targeted delivery to the gastrointestinal (GI) tissue compartment, potential for improved safety due to minimal exposure in the blood, improved convenience and compliance, and potentially an opportunity for earlier introduction of targeted therapy for inflammatory bowel disease (IBD). Protagonist’s initial lead peptide product candidates, PTG-100 and PTG-200, are based on this approach, and the company believes they have the potential to transform the existing treatment paradigm for IBD, a GI disease consisting primarily of ulcerative colitis and Crohn’s disease.

PTG-100, a potential first-in-class oral alpha-4-beta-7 integrin antagonist that is being developed initially for moderate-to-severe ulcerative colitis, has now completed a phase 1 clinical trial in normal healthy volunteers. PTG-200, a potential first-in-class oral Interleukin-23 receptor antagonist is being developed initially for moderate-to-severe Crohn’s disease and is currently in IND-enabling studies.

The company has a peptide technology platform that enables the discovery of oral and injectable peptides that can be utilized against a diverse set of targets and diseases including, but not confined to the GI. In addition to PTG-100 and PTG-200, the company is engaged in the discovery and development of injectable hepcidin mimetics, including one lead compound from this program, PTG-300, which is currently in pre-clinical development. These mimetics have potential utility for the treatment of iron overload disorders, such as transfusion dependent beta-thalassemia and hereditary hemochromatosis (HH), each of which may qualify PTG-300 for orphan drug designation.

Protagonist is headquartered in Milpitas, California with its pre-clinical and clinical staff in California, and discovery operations both in California and in Brisbane, Queensland, Australia. For further information, please visit http://www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our programs, plans, timing and the availability of results of our clinical trials and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our inability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2016 to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

PROTAGONIST THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$5,561	$3,158	$16,882	$7,638
General and administrative	1,577	863	4,387	2,155

Total operating expenses	7,138	4,021	21,269	9,793

Loss from operations	(7,138)	(4,021)	(21,269)	(9,793)
Interest income	54	1	93	2
Change in fair value of redeemable convertible preferred stock tranche and warrant liabilities	—	571	(4,719)	426
Other expense	—	—	(34)	—

Net loss	$(7,084)	$(3,449)	$(25,929)	$(9,365)

Net loss attributable to common stockholders	$(7,377)	$(3,485)	$(26,487)	$(9,401)

Net loss per share attributable to common stockholders, basic and diluted	$(0.87)	$(12.79)	$(8.62)	$(38.32)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	8,483,189	272,409	3,071,456	245,298

PROTAGONIST THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2016	December 31, 2015
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$96,024	$4,055
Restricted cash	10	10
Available-for-sale securities	2,499	7,868
Research and development tax incentive receivable	1,944	715
Prepaid expenses and other current assets	1,768	1,558

Total current assets	102,245	14,206
Property and equipment, net	564	609
Other assets	34	30

Total assets	$102,843	$14,845

Liabilities Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,335	$1,247
Accrued expenses and other payables	3,014	1,879

Total current liabilities	5,349	3,126
Redeemable convertible preferred stock tranche liability	—	1,643
Redeemable convertible preferred stock warrant liability	—	480

Total liabilities	5,349	5,249

Commitments and contingencies
Redeemable convertible preferred stock, $0.00001 par value: 0 and 126,374,911 shares authorized as of September 30, 2016 (unaudited) and December 31, 2015, respectively; 0 and 77,185,117 shares issued and outstanding as of September 30, 2016 (unaudited) and December 31, 2015, respectively; redemption value of $41,538 as of December 31, 2015	—	36,996
Stockholders’ equity (deficit):
Preferred stock, $0.00001 par value, 10,000,000 and 0 shares authorized as of September 30, 2016 (unaudited) and December 31, 2015, respectively; and no shares issued and outstanding as of September 30, 2016 (unaudited) and December 31, 2015	—	—
Common stock, $0.00001 par value, 90,000,000 and 160,000,000 shares authorized as of September 30, 2016 (unaudited) and December 31, 2015, respectively; 16,714,453 and 272,409 shares issued and outstanding as of September 30, 2016 (unaudited) and December 31, 2015, respectively	—	—
Additional paid-in capital	150,863	118
Accumulated other comprehensive loss	(24)	(102)
Accumulated deficit	(53,345)	(27,416)

Total stockholders’ equity (deficit)	97,494	(27,400)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$102,843	$14,845

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